Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated April 15, 2019 on our audits of the consolidated financial statements of Aixin Life International, Inc. (the “Company”) as of and for the years ended December 31, 2018 and 2017, respectively, which report was included in the Annual Report on Form 10-K of the Company filed April 15, 2019 in the Company’s Registration Statement on Form S-8 (Registration Nos. 333-229182).

Our report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

MJF & Associates

Certified Public Accountants

515 South Flower Street, Suite 1800

Los Angeles, CA 90071

April 15, 2019